EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
1.	Elk Premium Building Products, Inc., a Delaware corporation, which owns all of the outstanding stock of (a) Elk Corporation of America, a Nevada corporation, (b) Elk Corporation of Alabama, a Delaware corporation, (c) Elk Corporation of Texas, a Nevada corporation, (d) Elk Corporation of Arkansas, an Arkansas corporation, (e) Elk Performance Nonwoven Fabrics, Inc., a Delaware corporation, (f) Elk Composite Building Products, Inc., a Delaware corporation, and (g) RGM Products, Inc., a California corporation.

2.	Elk Technology Group, Inc., a Delaware corporation, which owns all of the outstanding stock of (a) Chromium Corporation, a Delaware corporation, (b) Elk Technologies, Inc., a Delaware corporation, (c) Midland Path Forward, Inc., a Nevada Corporation, formerly known as OEL, LTD, d/b/a Ortloff Engineers, LTD, (d) Cybershield of Georgia, Inc., a Georgia corporation, and (e) Lufkin Path Forward, Inc., a Texas corporation, and successor by merger with Cybershield, Inc., Cybershield of Texas, Inc. and Cybershield International, Inc.

3.	Elk Group, Inc., a Nevada corporation, which is a general partner with a 1% partnership interest in Elk Group, L.P. (Elk Group L.P.), a Texas limited partnership.

4.	NELPA, Inc., a Nevada corporation, which is a limited partner with a 99% partnership interest in Elk Group L.P.